SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G/A

(Amendment No. 1)

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Spirit Realty Capital, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

84860W102

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 84860W102	13G/A	Page 2 of 20

1	NAME OF REPORTING PERSONS Granite Bay Advisors, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 114,668**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 114,668**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 114,668**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.03%**
12	TYPE OF REPORTING PERSON* IA, PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860W102	13G/A	Page 3 of 20

1	NAME OF REPORTING PERSONS Granite Bay Advisors GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 114,668**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 114,668**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 114,668**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.03%**
12	TYPE OF REPORTING PERSON* HC, OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860W102	13G/A	Page 4 of 20

1	NAME OF REPORTING PERSONS NexPoint Credit Strategies Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,630,627**
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,630,627**
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,630,627**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%**
12	TYPE OF REPORTING PERSON* IV, OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860W102	13G/A	Page 5 of 20

1	NAME OF REPORTING PERSONS NexPoint Advisors, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,630,627**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,630,627**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,630,627**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%**
12	TYPE OF REPORTING PERSON* IA, PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860W102	13G/A	Page 6 of 20

1	NAME OF REPORTING PERSONS NexPoint Advisors GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,630,627**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,630,627**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,630,627**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%**
12	TYPE OF REPORTING PERSON* HC, OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860W102	13G/A	Page 7 of 20

1	NAME OF REPORTING PERSONS Highland Floating Rate Opportunities Fund (f/k/a Pyxis Floating Rate Opportunities Fund)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,101,403**
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,101,403**
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,101,403**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%**
12	TYPE OF REPORTING PERSON* IV, OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860W102	13G/A	Page 8 of 20

1	NAME OF REPORTING PERSONS Highland Global Allocation Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,001,550**
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,001,550**
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,001,550**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%**
12	TYPE OF REPORTING PERSON* IV, OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860W102	13G/A	Page 9 of 20

1	NAME OF REPORTING PERSONS Highland Capital Management Fund Advisors, L.P. (f/k/a Pyxis Capital, L.P.)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,102,953**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,102,953**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,102,953**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%**
12	TYPE OF REPORTING PERSON* IA, PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860W102	13G/A	Page 10 of 20

1	NAME OF REPORTING PERSONS Strand Advisors XVI, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,102,953**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,102,953**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,102,953**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6%**
12	TYPE OF REPORTING PERSON* HC, CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860W102	13G/A	Page 11 of 20

1	NAME OF REPORTING PERSONS Highland Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,845,859**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,845,859**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,845,859**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%**
12	TYPE OF REPORTING PERSON* IA, PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860W102	13G/A	Page 12 of 20

1	NAME OF REPORTING PERSONS Strand Advisors, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,845,859**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,845,859**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,845,859**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.3%**
12	TYPE OF REPORTING PERSON* HC, CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 84860W102	13G/A	Page 13 of 20

1	NAME OF REPORTING PERSONS James D. Dondero
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,694,107**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,694,107**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,694,107**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.6%**
12	TYPE OF REPORTING PERSON* HC, IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

SCHEDULE 13G/A

This Amendment No. 1 to the Schedule 13G (this “Amendment”) is being filed on behalf of Granite Bay Advisors, L.P., a Delaware limited partnership (“Granite Bay”), Granite Bay Advisors GP, LLC, a Delaware limited liability company (“Granite Bay GP”), NexPoint Credit Strategies Fund, a Delaware statutory trust (the “Credit Fund”), NexPoint Advisors, L.P., a Delaware limited partnership (“NexPoint”), NexPoint Advisors GP, LLC, a Delaware limited liability company (“NexPoint GP”), Highland Floating Rate Opportunities Fund (f/k/a Pyxis Floating Rate Opportunities Fund), a series of Highland Funds I (f/k/a Pyxis Funds I), a Delaware statutory trust (the “Floating Rate Fund”), Highland Global Allocation Fund, a series of Highland Funds II, a Delaware statutory trust (the “Global Allocation Fund”), Highland Capital Management Fund Advisors, L.P. (f/k/a Pyxis Capital, L.P.), a Delaware limited partnership (“Highland Fund Advisors”), Strand XVI, Inc., a Delaware corporation (“Strand XVI”), Highland Capital Management, L.P., a Delaware limited partnership (“Highland Capital”), Strand Advisors, Inc., a Delaware corporation (“Strand”), and James D. Dondero (collectively, the “Reporting Persons”). This Amendment modifies the original Schedule 13G filed with the Securities and Exchange Commission on February 13, 2013 (the “Original 13G”) by certain of the Reporting Persons.

Mark Okada is the President of Granite Bay GP, Brad Ross is the President of Strand XVI and James D. Dondero is the President of NexPoint GP and Strand. Granite Bay GP is the general partner of Granite Bay. Granite Bay serves as the investment advisor to certain private funds (the “Granite Bay Funds”). NexPoint GP is the general partner of NexPoint. NexPoint serves as the investment advisor to the Credit Fund. Strand XVI is the general partner of Highland Fund Advisors. Highland Fund Advisors is the investment advisor to the Floating Rate Fund and the Global Allocation Fund. Strand is the general partner of Highland Capital. Highland Capital serves, directly or indirectly, as the advisor or general partner to certain private funds and managed accounts (the “Private Funds” and collectively with the Granite Bay Funds, the Credit Fund, the Floating Rate Fund and the Global Allocation Fund, the “Funds”). This Amendment relates to shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Spirit Realty Capital, Inc., a Maryland corporation (the “Issuer”), held by the Funds.

Item 2(a)	Name of Person Filing.

Item 2(a) of the Original 13G is hereby amended and restated to read as follows:

(1)	Granite Bay Advisors, L.P.

(2)	Granite Bay Advisors GP, LLC

(3)	NexPoint Credit Strategies Fund

(4)	NexPoint Advisors, L.P.

(5)	NexPoint Advisors GP, LLC

(6)	Highland Floating Rate Opportunities Fund

(7)	Highland Global Allocation Fund

(8)	Highland Capital Management Advisors, L.P.

(9)	Strand XVI, Inc.

(10)	Highland Capital Management, L.P.

(11)	Strand Advisors, Inc.

(12)	James D. Dondero

Item 2(c)	Citizenship or Place of Organization.

Item 2(c) of the Original 13G is hereby amended and restated to read as follows:

(1)	Granite Bay Advisors, L.P. is a Delaware limited partnership

(2)	Granite Bay Advisors GP, LLC is a Delaware limited liability company

(3)	NexPoint Credit Strategies Fund is a Delaware statutory trust

(4)	NexPoint Advisors, L.P. is a Delaware limited partnership

(5)	NexPoint Advisors GP, LLC is a Delaware limited liability company

(6)	Highland Floating Rate Opportunities Fund is a series of a Delaware statutory trust

(7)	Highland Global Allocation Fund is a series of a Delaware statutory trust

(8)	Highland Capital Management Advisors, L.P. is a Delaware limited partnership

(9)	Strand XVI, Inc. is a Delaware corporation

(10)	Highland Capital Management, L.P. is a Delaware limited partnership

(11)	Strand Advisors, Inc. is a Delaware corporation

(12)	James D. Dondero is a United States citizen

Item 2(e)	CUSIP Number.

Item 2(e) of the Original 13G is hereby amended and restated to read as follows:

84860W102

Item 4	Ownership.

Item 4 of the Original 13G is hereby amended and restated to read as follows:

(a)	Granite Bay, as the investment advisor to the Granite Bay Funds, and Granite Bay GP, as the general partner of Granite Bay, may be deemed the beneficial owner of the 114,668 shares of Common Stock held by the Granite Bay Funds.

The Credit Fund is the beneficial owner of 2,630,627 shares of Common Stock that it holds directly. NexPoint, as the investment advisor to the Credit Fund, and NexPoint GP, as the general partner of NexPoint, may be deemed the beneficial owners of the 2,630,627 shares of Common Stock held by the Credit Fund.

The Floating Rate Fund is the beneficial owner of 1,101,403 shares of Common Stock that it holds directly. The Global Allocation Fund is the beneficial owner of 1,001,550 shares of Common Stock that it holds directly. Highland Fund Advisors, as the investment advisor to the Floating Rate Fund and the Global Allocation Fund, and Strand XVI, as the general partner of Highland Fund Advisors, may be deemed the beneficial owners of the 2,102,953 shares of Common Stock held by the Floating Rate Fund and the Global Allocation Fund.

Highland Capital, as the direct or indirect advisor or general partner to the Private Funds, and Strand, as the general partner of Highland Capital, may be deemed the beneficial owners of the 4,845,859 Common Shares held by the Private Funds.

Mr. Dondero may be deemed the beneficial owner of the 9,694,107 Common Shares held by the Funds.

(b)	Granite Bay and Granite Bay GP may be deemed the beneficial owners of 0.03% of the outstanding shares of Common Stock held by the Granite Bay Funds.

The Credit Fund, NexPoint and NexPoint GP may be deemed the beneficial owners of 0.7% of the outstanding shares of Common Stock held by the Credit Fund.

The Floating Rate Fund may be deemed the beneficial owner of 0.3% of the outstanding shares of Common Stock that it holds directly.

The Global Allocation Fund may be deemed the beneficial owner of 0.3% of the outstanding shares of Common Stock that it holds directly.

Highland Fund Advisors and Strand XVI may be deemed the beneficial owners of 0.6% of the outstanding shares of Common Stock held by the Floating Rate Fund and the Global Allocation Fund.

Highland Capital and Strand may be deemed the beneficial owners of 1.3% of the outstanding shares of Common Stock held by the Private Funds.

Mr. Dondero may be deemed the beneficial owner of 2.6% of the outstanding shares of Common Stock held by the Funds.

The above percentages were determined by dividing the number of shares of Common Stock held by each of the Reporting Persons, respectively, by 370,354,279, which is the number of Common Shares outstanding as of November 7, 2013 according to the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 12, 2013.

(c)	Granite Bay and Granite Bay GP have the shared power to vote and dispose of the 114,668 shares of Common Stock held by the Granite Bay Funds.

The Credit Fund has the sole power to vote and dispose of the 2,630,627 shares of Common Stock that it holds directly. NexPoint and NexPoint GP have the shared power to vote and dispose of the 2,630,627 shares of Common Stock held by the Credit Fund.

The Floating Rate Fund has the sole power to vote and dispose of the 1,101,403 shares of Common Stock that it holds directly.

The Global Allocation Fund has the sole power to vote and dispose of the 1,001,550 shares of Common Stock that it holds directly.

Highland Fund Advisors and Strand XVI have the shared power to vote and dispose of the 2,102,953 shares of Common Stock held by the Floating Rate Fund and the Global Allocation Fund.

Highland Capital and Strand have the shared power to vote and dispose of the 4,845,859 shares of Common Stock held by the Private Funds.

Mr. Dondero has the shared power to vote and dispose of the 9,694,107 shares of Common Stock held by the Funds.

Item 5	Ownership of Five Percent or Less of a Class.

Item 5 of the Original 13G is hereby amended and restated to read as follows:

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [X]

Item 10	Certification.

By signing below each of the Reporting Persons certifies that, to the best of such person’s knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits	Exhibit 99-2

Joint Filing Agreement, dated February 14, 2014, by and among Granite Bay Advisors, L.P., Granite Bay Advisors GP, LLC, NexPoint Credit Strategies Fund, NexPoint Advisors, L.P., NexPoint Advisors GP, LLC, Highland Floating Rate Opportunities Fund, Highland Global Allocation Fund, Highland Capital Management Fund Advisors, L.P., Strand XVI, Inc., Highland Capital Management, L.P., Strand Advisors, Inc. and James D. Dondero.

[Signature Page Follows]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2014

GRANITE BAY ADVISORS, L.P.

By:	Granite Bay Advisors GP, LLC, its general partner

	By:	/s/ Mark Okada
	Name:	Mark Okada
	Title:	President

GRANITE BAY ADVISORS GP, LLC

By:	/s/ Mark Okada
Name:	Mark Okada
Title:	President

NEXPOINT CREDIT STRATEGIES FUND

	By:	/s/ Ethan Powell
	Name:	Ethan Powell
	Title:	President

NEXPOINT ADVISORS, L.P.

By:	NexPoint Advisors GP, LLC, its general partner

	By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

NEXPOINT ADVISORS GP, LLC

	By:	/s/ James D. Dondero
	Name:	James D. Dondero
	Title:	President

HIGHLAND FUNDS I, on behalf of its series Highland Floating Rate Opportunities Fund

	By:	/s/ Ethan Powell
Name: Ethan Powell
Title: Executive VP and Secretary

HIGHLAND FUNDS II, on behalf of its series Highland Global Allocation Fund

	By:	/s/ Ethan Powell
Name: Ethan Powell
Title: Executive VP and Secretary

HIGHLAND CAPITAL MANAGEMENT FUND ADVISORS, L.P.

By:	Strand Advisors XVI, Inc., its general partner

	By:	/s/ Ethan Powell
Name: Ethan Powell
Title: Secretary

STRAND ADVISORS XVI, INC.

	By:	/s/ Ethan Powell
	Name:	Ethan Powell
	Title:	Secretary

HIGHLAND CAPITAL MANAGEMENT, L.P.

By:	Strand Advisors, Inc., its general partner

	By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

STRAND ADVISORS, INC.

By:	/s/ James D. Dondero
Name:	James D. Dondero
Title:	President

/s/ James D. Dondero
James D. Dondero